Exhibit 10.28

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into this date, by and between FIRST TRINITY FINANCIAL CORPORATION, an Oklahoma corporation ("Company") and Jeffrey J. Wood ("Employee")

Whereas, Company desires to continue to employ Employee as its Chief Financial Officer of the Company and its subsidiaries amongst other duties, roles and responsibilities; and

Whereas, Employee desires to continue in such positions;

The parties agree to the following:

Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” includes each direct and indirect subsidiary of the Company and any other entities controlled by, controlling or under common control with the Company.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Base Salary” has the meaning attributed to such term in Section 3-a.

“Board” means the board of directors of the Company in office from time to time.

“Bonus” has the meaning attributed to such term in Section 3-b.

“Business” means all the business and activities from time to time carried on by the Company and its Affiliates.

“Cause” The Board may terminate the Employee's employment for Cause following the Employee’s (i) intentional neglect that jeopardizes the life or property of another, (ii) intentional wrongdoing or malfeasance, (iii) intentional violation of a business related law; or (iv) failure to perform his duties under this Agreement after the Board has delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties. No such action or inaction by the Employee shall be treated as Cause unless, in the case of clauses (i), (ii) or (iii) it has a material adverse effect on and is demonstrably injurious to the Company and, in the case of clauses (i) through (iv), it is not cured by the Employee, or cannot be cured, within sixty (60) days after written notice from the Board to the Employee thereof. The Employee may only be terminated for Cause upon a resolution of a majority of the Board (and, following a Change in Control, greater than 3/4 of the Board) after the Employee has been given the reasonable opportunity to be heard before the Board with counsel present.

“Change in Control” shall be deemed to occur on:

(a)

the date of the acquisition of securities of the Company (including securities convertible into shares of common stock of the Company (“Common Shares”) and/or other securities of the Company ("Convertible Securities")) as a result of which a person or group (an "Acquirer") owns beneficially Common Shares or other securities of the Company and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (i) not less than 50% of the Common Shares or (ii) shares which would entitle the holders thereof to cast not less than 50% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company; or

(b)	the date upon which the following two conditions shall have been satisfied:

(i)

the acquisition ("Acquisition of Control") of securities of the Company (including Convertible Securities) as a result of which an Acquirer owns beneficially Common Shares or other securities of the Company and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (A) not less than 25% of the Common Shares or (B) shares which would entitle the holders thereof to cast not less than 25% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company; and

(ii)	within two years after the Acquisition of Control, a majority of the Board consists of individuals who were not directors of the Company before the Acquisition of Control; or

(c)	the date upon which the following two conditions shall have been satisfied:

(i)

the occurrence of (A) an amalgamation or merger of the Company with any other corporation (other than an Affiliate), (B) any other business combination or consolidation, (C) a plan for the liquidation of the Company, or (D) the sale or disposition of all or substantially all of the assets of the Company (a "Corporate Reorganization"); and

(ii)

within two years following a Corporate Reorganization, a majority of the board of directors of the amalgamated or merged entity or successor entity into which the Company was liquidated or which acquired substantially all of the assets of the Company consists of individuals who were not directors of the Company immediately before the Corporate Reorganization;

“Company” means First Trinity Financial Corporation and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Effective Date” of this Agreement means upon execution by the Chairman of the Company’s Compensation Committee and Jeffrey J. Wood on March 18, 2019.

“Executive” means Jeffrey J. Wood.

“Good Reason” The Employee may terminate his employment with “Good Reason” following:

(i) a change in job responsibilities of the Employee resulting in the demotion of the Employee from the position of Chief Financial Officer, which demotion is caused by something other than the Employee’s actions or inactions which would constitute Cause, (ii) the removal of the Employee as an officer of the Company or its majority owned subsidiaries or the failure of the Employee to be re-elected as an officer of the Company by the Board of Directors, as the case may be, (iii) the relocation of the Employee’s employment location by more than 25 miles, (iv) a reduction in the Employee’s Base Salary or bonus opportunity, (v) any material breach of this Agreement by the Company (including a failure to comply with Section 10 of this Agreement) or (vi) the Employee’s voluntary termination of employment for any reason during the 12-month period commencing upon a Change in Control of the Company. The Employee may terminate his employment with Good Reason pursuant to clauses (i) through (v) above by providing written notice to the Company within 60 days following his knowledge of the occurrence of the event constituting Good Reason and, if the Company fails to cure such event during the 30-day period following such notice, by terminating his employment within 120 days following his knowledge of the occurrence of the event constituting Good Reason. The Employee may terminate his employment for Good Reason pursuant to clause (vi) above by providing 5 days written notice of his termination.

“Termination Date” means the later of two years from the effective date of the employment Agreement or two years from the date of the last automatic extension of the Employment Agreement.

1.	TERMS AND DUTIES

For valuable consideration, the receipt of which is hereby acknowledged, Employee is hereby employed and shall continue to work for the Company and its subsidiaries as Chief Financial Officer for a term commencing on March 1, 2019 and continuing for a period of twenty-four months (24) ending February 28, 2021, or the termination of this Agreement as described in Section 6 hereof, whichever shall occur first. The Employee's duties shall be to manage Company's interests in its Business and subsidiaries as mutually agreed upon and set forth in an agreed upon job description. The Employee’s office location shall be at the Company’s headquarters in Tulsa, Oklahoma.

Automatic Extension

Each month beginning April 1, 2019 the Employment agreement shall be automatically extended for successive two-year terms unless this Agreement is terminated as described In Section 6 hereof.

2.	TIME

Employee shall faithfully perform for the Company the duties incident to the office of Chief Financial Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Employee shall devote substantially all of the Employee's business time and effort to the performance of the Employee’ s duties hereunder. Employee may serve on the board of directors of directly owned subsidiaries of the Company as approved by the Company’s Board of Directors. Employee may participate in, invest in and acquire interests in other entities including insurance companies but only provide advice and consulting services to any company at the approval of the President and Chief Executive Officer or Board of Directors. The Employee may also participate in charitable and community activities, serve on not-for-profit boards and manage his personal investments so long as such activities do not materially interfere with his duties to the Company.

3.	COMPENSATION.

(a)

Base Salary. As compensation for all services rendered by the Employee under this agreement, Company will pay Employee an 2019 annual base salary of $278,645.38 payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company's payroll practices from time to time in effect. The Employee's base salary will increase annually on January 1st of each year by 3%.

(b)	Bonus. In addition to the Employee's base salary, the Company may pay a discretionary bonus subject to approval by the Company’s Board of Directors.

4.	EMPLOYEE BENEFITS.

The Employee will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively, “Benefit Plans”) as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Employee with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities.

The Employee will also be entitled to holidays, sick leave and vacation in accordance with the Company's policies as they may change from time to time, but in no event shall the Employee be entitled to less than four (4) weeks paid vacation. The Employee shall be provided with indemnification and advancement of expenses to the fullest extent permitted by applicable state law and shall be covered by the Company’s directors’ and officers’ liability insurance policy at its highest levels.

5.	EXPENSES.

(a)

Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company's policies and practices in effect from time to time, for all expenses reasonably incurred by the Employee in performance of the Employee's duties under this Agreement.

6.	TERMINATION.

The Employee's employment by the Company: (a) shall terminate upon the Employee's death or disability (as defined below); (b) may be terminated by the Company for any reason other than Cause; (c) may be terminated by the Company for Cause (as defined above) at any time; (d) may be terminated by the Employee, without Good Reason at any time upon sixty (60) days' prior written notice delivered by the Employee to the Company; and (e) may be terminated by the Employee for Good Reason pursuant to the procedures set forth in the Good Reason definition. This Agreement will automatically terminate if the Employee shall be prevented from performing Employee's usual duties for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any twelve (12) month period by reason of physical or mental disability, total or partial, (herein referred to as "disability"), the Company shall nevertheless continue to pay full salary up to and including the last day of the fifth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of six (6) months. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under any disability insurance program provided by the Company.

7.	CONSEQUENCES OF TERMINATION.

(a)	CONSEQUENCES OF TERMINATION - EMPLOYEE'S DEATH OR DISABILITY.

(i)

If the Employee's employment is terminated prior to the Termination Date, because of the Employee's death or disability, (i) subject to Section 7(d) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, or his legal representative or estate, as the case may be, within thirty (30) days following such termination of employment, (x) all accrued vacation amounts and unreimbursed business expenses and (y) in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (ii) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(b)	CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE.

(i)

If the Employee’s employment is terminated by the Company prior to the Termination Date, for any reason other than for Cause or if the Employee terminates his employment for Good Reason prior to the Termination Date; (i) subject to Section 7(d) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, within thirty (30) days following such termination of employment, (x) all accrued vacation amounts and unreimbursed business expenses and (y) in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iii) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to 2.00 times the Employee's W-2 compensation averaged over the previous two completed years; (iv) for a period of two (2) years following the Employee’s termination of employment, the Employee shall be treated as if he had continued to be an employee for all purposes under the Company’s health and medical plans; or if the Employee is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Employee which is equivalent to the coverage provided to Employee as of the Employee’s termination of employment . Such benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA treating the end of this period as a termination of the Employee’s employment if allowed by law; (v) for a period of two (2) years following the Employee’s termination of employment, the Company shall maintain in force, at its expense, all life insurance being provided or required to be provided to the Employee by the Company as of the Employee’s termination of employment and shall thereafter enable Employee to assume such life insurance at the Employee’s expense; (vi) except as otherwise provided in this paragraph, the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee after two (2) following termination other than as required by applicable law.

(ii)	Any payment pursuant to clause (b) (1) (iii) above:

(1)	will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; but

(2)

will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

(3)	CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY OR BY EMPLOYEE OTHER THAN FOR GOOD REASON, DEATH OR DISABILITY.

If the Employee's employment is terminated by the Company prior to the Termination Date for Cause or by the Employee other than for Good Reason, or the Employee’s death or disability , (i) subject to Section 7(d) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination other than as required by applicable law.

(c)	PRESERVATION OF CERTAIN PROVISIONS.

(i)

Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 8 through 12 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.

8.	ARBITRATION

(a)

Any disputes arising under or in connection with this agreement shall be resolved by arbitration, to be held in Tulsa, Oklahoma in accordance with the rules and procedures of the American Arbitration Association and the State of Oklahoma.

(b)

all costs, fees and expenses of any arbitration in connection with this agreement which result in any decision or settlement requiring Company to make a payment to Employee, including, without limitation, attorneys’ fees of both Employee and Company, shall be borne by, and be the obligation of, Company. In no event shall Employee be required to reimburse Company for any of the costs and expenses incurred by Company relating to such arbitration. The obligation of Company under this section shall survive the termination of this agreement (whether such termination is by Company, by Employee, upon the expiration of this agreement or otherwise).

(c)	Pending the outcome or resolution of any arbitration, Company shall continue payment of all amounts to Employee without regard to any dispute.

9.	NON-COMPTETE

Employee agrees that for a period of one year following the termination of this Agreement he will not (1) solicit any Company shareholder, policyholder, to become a shareholder, policyholder, of any competitor or anticipated competitor of the Company; and (2) solicit any employee, agent, or independent contractor of Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of the Company.

EXCEPTIONS TO NON-COMPETITION COVENANTS.

Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. The Employee may (i) engage in business with anyone or any companies that the Employee had an existing relationship with prior to becoming associated with the Company, (ii) engage in any business, including the insurance business as an agent, employee, shareholder or owner, in any location, (iii) conduct business with any Company shareholder, policyholder to become a shareholder, policyholder of any competitor or anticipated competitor of Company if the person solicits the Employee, (iv) hire any employee, agent or independent contractor of the Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company if the person solicits Employee, (v) providing references for employees of the Company and (vi) soliciting employees of the Company through general advertisements not specifically targeted at employees of the Company.

To deliver promptly to Company on termination of the Employee's employment by the Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which the Employee may then possess or have under his control. Notwithstanding the foregoing, the Employee may retain his contacts, calendar, personal correspondence and any compensation information or other information necessary for tax return purposes.

10.	SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the Employee must be given the position as the Chief Financial Officer ("CFO") with the same authority, powers and responsibilities set forth in Section 1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination.

Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee's employment without Cause. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of Employee’s employment.

As used in this Agreement, the Company may not assign this Agreement, (i) except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company, provided such acquirer expressly assumes and agrees in writing to perform this Agreement as provided in this Section. The Employee may not assign his rights or delegate his duties or obligations under this Agreement.

11.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a)

Gross-Up Payment. If it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon the Employee’s termination of employment.

(b)

Determinations. Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Employee (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change of control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 11(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)

Claims by the IRS. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Employee is informed in writing of such claim. The Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that the Company desires to contest such claim, the Employee shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)

Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Employee and direct the Employee to sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Employee to sue for a refund, the Company shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)

Refunds. If, after the receipt by the Employee of a Gross-Up Payment or payment by the Company of an amount on the Employee’s behalf pursuant to Section 11(c), the Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 11(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Employee’s behalf pursuant to Section 11(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)

Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 11(c) that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Employee, all or any portion of any Gross-Up Payment, and the Employee hereby consents to such withholding.

(f)	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)

The “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable pursuant to this Agreement or otherwise.

12.	SECTION 409A.

The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A of the Code, the Company shall reasonably confer with the Employee in order to modify or amend this Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to the Employee under Section 7 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Employee’s separation from service (or death, if earlier), with interest for any cash payments so delayed, from the date such cash amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which the payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee, (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, (iv) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.

13.	MISCELLANEOUS.

(a)

This Agreement constitutes the entire understanding between the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications and agreements. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This agreement shall not be modified, amended or in any way altered except by an instrument in writing approved by the Board and signed by an officer designated by the Board to execute such waiver, modification or discharge and signed by Employee.

(b)

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(c)

Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(d)	The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns.

(e)

This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma that are applicable to contracts made and to be performed in the State of Oklahoma, regardless of the actual place of making or performance.

(f)	This Agreement shall become effective upon the signature of Employee and the Company's representative upon authorization by the Board.

(g)

The Employee represents that he has had the right and opportunity to consult with independent counsel of his own choosing and that he has read and understands the foregoing and he has signed this agreement of his own free will without duress, coercion or undue influence.

(h)	Notices shall be sent via first class mail, postage paid or personal delivery and shall be deemed to have been received on the earliest of the third day after deposit in the mail or personal delivery.

Notice to Jeffrey J. Wood:	Jeffrey J. Wood
Last address on books and Records of the Company

Notice to Company:	First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133-1246

Executed this 18th day of March, 2019

Jeffrey J. Wood:	/s/ Jeffrey J. Wood

Jeffrey J. Wood

Company:

Gregg E. Zahn:	/s/ Gregg E. Zahn

Gregg E. Zahn

George E. Peintner	/s/ George E. Peintner

George E. Peintner,

Chairman, First Trinity Financial Corporation Compensation Committee Member, First Trinity Financial Corporation Board of Directors